UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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FLOW INTERNATIONAL CORPORATION

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SUPPLEMENT TO THE PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held on December 20, 2013

This supplement amends and supplements the Definitive Proxy Statement (“proxy statement”) filed with the Securities and Exchange Commission on November 15, 2013 by Flow International Corporation (“Flow”), for a special meeting of shareholders to be held at Best Western Plus Plaza by the Green, 24415 Russell Road, Kent, WA 98032 at 10:00 a.m. local time on December 20, 2013. The purpose of the special meeting is to consider and vote on, among other things, the proposal to approve the Agreement and Plan of Merger, dated as of September 25, 2013, as it may be amended from time to time (the “Merger Agreement”) by and among Flow, Waterjet Holdings, Inc. (formerly known as AIP Waterjet Holdings, Inc.), and AIP/FIC Merger Sub, Inc., a wholly owned subsidiary of Parent, providing for the acquisition of Flow by Parent (the “merger”).

Flow’s Board of Directors, after considering factors more fully described in the proxy statement, has unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, are advisable and in the best interests of Flow and its shareholders, and has approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, including the merger. Accordingly, the Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement and “FOR” the related proposals set forth in the proxy statement.

If you have not already submitted a proxy for use at the special meeting you are urged to do so promptly. No action in connection with this proxy supplement is required by any shareholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

SUPPLEMENTAL DISCLOSURES

Flow is making the following supplemental disclosures to the proxy statement. These disclosures should be read in connection with the proxy statement, which should be read in its entirety. To the extent that information herein differs from or updates information contained in the proxy statement, the information contained herein supersedes the information contained in the proxy statement. Defined terms used but not defined herein have the meanings set forth in the proxy statement.

The following disclosure supplements and restates the last sentence of the fourth paragraph under the heading “The Merger — Background of the Merger” on page 27 of the proxy statement.

After consulting with the members of the Flow Board, Flow decided to retain UBS Securities LLC (“UBS”) to act as its financial advisor because of the expertise and knowledge of UBS and UBS’ reputation as an internationally recognized investment banking firm with substantial experience in similar transactions.

The following disclosure is added to the twenty-sixth paragraph under the heading “The Merger — Background of the Merger” on page 29 of the proxy statement.

This Confidential Information Memorandum contained five-year financial projections for Flow prepared by management. A summary of these projections is set forth under “The Merger — Certain Company Projections– Summary of the Five-Year Projections Provided to Potential Participants in the Confidential Information Memorandum.”

The following disclosure supplements and restates the first sentence of the thirty-first paragraph under the heading “The Merger — Background of the Merger” on page 29 of the proxy statement.

On July 15, 2013, Flow received preliminary indications of interest containing price information from eight parties as follows: Company B ($4.60), Company C ($4.05 – $4.15), Company D ($4.20 – $4.40), Company E ($4.00 – $4.10), Company F ($3.69 – $4.18), Company G ($4.00 – $4.50), Company H ($4.15), and Company I ($4.10 – $4.40).

The following disclosure supplements and restates the last sentence of the forty-seventh paragraph under the heading “The Merger — Background of the Merger” on page 31 of the proxy statement.

In order to better assess the impact that AIP’s acquisition of KMT would have on the likelihood of consummating a transaction with Parent from an antitrust perspective, Mr. Brown and Mr. Marvin of AIP, together with their respective legal advisors, held a preliminary meeting with the Federal Trade Commission staff in Washington D.C. the next day to discuss the potential antitrust review that would be involved if Parent ultimately entered into an acquisition transaction with Flow.

The following disclosure supplements and restates the last sentence of the fifty-third paragraph under the heading “The Merger — Background of the Merger” on page 31 of the proxy statement.

Additionally, the Flow Board authorized UBS to contact Company A in order to determine if Company A would submit a bid competitive with the indications of interest received from Parent and Company B, as Company A had last indicated that it would be interested in a transaction at a price of $4.00 per share. Flow did not re-engage with discussions with Company G, as it had indicated that its price would be less than $4.00 per share.

The following disclosure supplements and restates the fifty-fourth paragraph under the heading “The Merger — Background of the Merger” on page 31 of the proxy statement.

On September 20, 2013, K&L Gates circulated revised drafts of the merger agreement to both Parent and Company B. On or about September 20, 2013, Company B also engaged in discussion with three members of management — Dr. Hashish, Mr. Cooper and Mr. LeBlanc — regarding their willingness to invest in the surviving corporation. Dr. Hashish, Mr. Cooper and Mr. LeBlanc indicated that they were reluctant to invest in the surviving corporation. Regarding Mr. Brown, while no specific amounts were discussed, Mr. Brown had previously indicated that he was willing to consider such investment, subject to further discussion regarding the amounts involved and the proposed overall compensation structure. Parent did not request or have similar discussions with management prior to the execution of the Merger Agreement. Since the execution of the Merger Agreement, Parent has indicated that certain members of management could have the opportunity to invest in the surviving corporation after Parent’s acquisition of Flow.

The following disclosure supplements and restates the second bullet in the third paragraph under “The Merger — Opinion of UBS Securities LLC” on page 37 of the proxy statement:

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Flow that were not publicly available, including the projections summarized under “The Merger — Certain Company Projections — Summary of the Updated Five-Year Projections,” referred to as the Forecasts, that the Flow Board directed UBS to utilize for purposes of its analysis;

The following disclosure supplements and restates the last sentence and the two corresponding tables under the heading “The Merger — Opinion of UBS Securities LLC — Selected Companies Analysis” beginning on page 39 of the proxy statement.

This analysis indicated the following multiples for the selected companies, as compared to corresponding multiples implied for Flow:

Enterprise Value as a Multiple of
Laser Cutting Peers	Latest 12 Months EBITDA	Estimated 2013 EBITDA	Estimated 2014 EBITDA
IPG Photonics Corporation	10.4x	10.1x	8.7x
Coherent, Inc.	9.7x	9.2x	7.7x
II-IV Incorporated	8.8x	8.4x	7.6x
Rofin-Sinar Technologies, Inc.	8.6x	8.4x	6.6x
Newport Corporation	9.2x	8.6x	7.0x
Mean	9.3x	9.0x	7.5x
Median	9.2x	8.6x	7.6x

Enterprise Value as a Multiple of
Machine Tool Peers	Latest 12 Months EBITDA	Estimated 2013 EBITDA	Estimated 2014 EBITDA
Kennametal, Inc.	9.7x	8.8x	8.2x
Gildemeister AG	6.7x	5.5x	4.9x
Hurco Companies, Inc.	5.4x	4.9x	NA
Hardinge Inc.	8.2x	8.8x	6.7x
Conzzeta AG	3.5x	NA	NA
Mean	6.7x	7.0x	6.6x
Median	6.7x	7.2x	6.7x

Enterprise Value as a Multiple of
Selected Companies	Latest 12 Months EBITDA	Estimated 2013 EBITDA	Estimated 2014 EBITDA
Mean	8.5x	8.1x	7.2x
Median	8.8x	8.6x	7.3x

Enterprise Value as a Multiple of
Company	Latest 12 Months	Estimated 2013	Estimated 2014
EBITDA	9.7x	8.4x*	5.8x
Credit Agreement
EBITDA	11.3x	9.5x*	5.8x

*	As of January 31, 2014

The following disclosure supplements and restates the tables under the second paragraph under the heading “Opinion of UBS Securities LLC — Selected Transactions Analysis” beginning on page 40 of the proxy statement.

Selected Transactions	Enterprise Value as a Multiple of EBITDA
American Industrial Partners – KMT Group	6.4x
Greenbriar Equity – EDAC Technologies Corporation	9.6x
Vector Capital – Gerber Scientific, Inc.	8.7x
Industrias Romi S.A. – Hardinge Inc.	NM
Nordstjernan – KMT Group	8.5x
Kennametal, Inc. – Cutting Tool Business of Federal Signal Corporation	6.5x
Mean	7.9x

Enterprise Value as a Multiple of
Company	Latest 12 Months EBITDA	Latest 12 Months Credit Agreement EBITDA
	9.7x	11.3x

The following disclosure supplements and restates the first paragraph under the heading “The Merger — Opinion of UBS Securities LLC — Discounted Cash Flow Analysis” beginning on page 41 of the proxy statement.

UBS performed a discounted cash flow analysis of Flow using the Forecasts. UBS calculated a range of implied present values (as of July 31, 2013) of the standalone unlevered free cash flows (which is defined as operating profit after tax, plus depreciation and amortization and certain other non-cash charges, less increases in net working capital and capital expenditures) that Flow was forecasted to generate from July 31, 2013 until April 30, 2018 and of terminal values for Flow based on Flow’s fiscal year 2018 estimated EBITDA. Implied terminal values were derived by applying to Flow’s fiscal year 2018 estimated EBITDA a range of estimated EBITDA terminal value multiples of 6.5x to 9.0x, which range was selected based on UBS’ professional judgment and taking into consideration, among other things, EBITDA trading multiples for Flow, the selected companies referred to above under “— Selected Companies Analysis” and the selected transactions referred to above under “— Selected Transactions Analysis.” Present values of cash flows and terminal values were calculated using the mid-year discounting method and discount rates ranging from 16.0% to 18.0%, which range was selected based on UBS’ professional judgment and taking into consideration, among other things, a weighted average cost of capital calculation for Flow using the Capital Asset Pricing Model. The discounted cash flow analysis resulted in a range of implied present values of approximately $3.35 to $4.56 per share of Company Common Stock, as compared to the Merger Consideration.

The following disclosure is added to the end of the first paragraph under the heading “The Merger — Opinion of UBS Securities LLC — Miscellaneous” on page 41 of the proxy statement.

There are no other agreements or arrangements currently in place pursuant to which UBS is providing or has agreed to provide services to Flow or AIP.

The following disclosure supplements and restates the first paragraph under the heading “Certain Company Projections” beginning on page 41 of the proxy statement.

We do not as a matter of course make public projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, as part of Flow’s review of strategic alternatives, various financial projections with differing assumptions were created by management. We provided certain of these financial projections to participants in the sales process who executed non-disclosure agreements with Flow (including Parent). We provided five-year financial projections in the Confidential Information Memorandum. A summary of these projections is included below. We also subsequently updated participants remaining in the process with information reflecting Flow’s actual monthly results. In September 2013, we provided updated projections to UBS for purposes of the financial analyses and opinion as described above beginning on page 37 of this proxy statement in the section entitled “The Merger — Opinion of UBS Securities LLC.” These updated projections were not provided to the remaining participants in the process. A summary of the updated projections also is included below.

The following disclosure supplements and restates the sixth paragraph under the heading “The Merger — Certain Company Projections” beginning on page 41 of the proxy statement and supplements and restates the table entitled “Summary of Five-Year Projections” in such section.

Flow’s Management prepared the projections based upon methodologies and factors used by Flow in preparing projections for the Flow Board’s consideration in connection with its review of strategic alternatives. The projections reflect numerous estimates and assumptions with respect to industry performance and general business, economic, regulatory, market and financial conditions, as well as matters specific to management outlook and business circumstances existing at that time. The prospective financial information should not be utilized as public guidance. The following is a summary of the projections provided to potential participants in the Confidential Information Memorandum and the updated five-year projections:

Summary of the Projections Provided to Potential Participants in the Confidential Information Memorandum

For fiscal years ending April 30
(amounts in millions)

	Fiscal Year Ending April 30,
	Projected(2)
	2013(1)	2014	2015	2016	2017	2018
Total Revenue	$259.3	$260.0	$277.7	$295.3	$314.1	$331.3
% Growth	2.2%	0.3%	6.8%	6.3%	6.4%	5.5%
Gross Profit Margin	$98.3	$105.6	$119.1	$127.0	$135.1	$142.5
Gross Margin %	37.9%	40.6%	42.9%	43.0%	43.0%	43.0%
Total Operating Expense	$85.3	$81.9	$85.7	$88.0	$90.5	$93.0
Operating Income(3)	$13.0	$23.7	$33.3	$39.0	$44.6	$49.5
Operating Income %	5.0%	9.1%	12.0%	13.2%	14.2%	14.9%
Adjusted EBITDA(4)	$21.5	$32.1	$42.6	$48.4	$53.7	$58.7
% of Revenue	8.3%	12.3%	15.3%	16.4%	17.1%	17.7%

(1)	Fiscal year 2013 projections were based on preliminary estimates. The preliminary estimates at that time included costs incurred related to employee misconduct in our Brazil operations (estimated at that time to be approximately $800,000, actual amount ultimately totaled approximately $1.2 million), including professional fees to investigate the allegations, write-off of supported assets, and severance costs.
(2)	Financial projections for fiscal years 2014 through 2018 exclude non-recurring costs related to our evaluation of strategic alternatives, charges (primarily severance cost) associated with our initiatives to reduce our cost structure, both product costs and operating expenses, and costs incurred related to employee misconduct in our Brazil operations (which totaled approximately $700,000 in FY 2014), including professional fees to investigate the allegations, and severance costs.
(3)	Improvement in Operating Income and Operating Income % in the Projections compared to actual historical financial results (and correspondingly, improvement in Adjusted EBITDA and Adjusted EBITDA %) is based on the achievement of previously announced cost savings initiatives. These cost savings initiatives, announced in June 2013, relate to product cost reduction initiatives as well as operating expense reductions, primarily personnel cost and changes in commission structure.
(4)	We define Adjusted EBITDA as net income, determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding the effects of income taxes, depreciation, amortization of intangible assets, interest expense, and other non-cash charges, which includes such items as stock-based compensation expense, foreign currency gains or losses, and other non-cash allowable add backs pursuant to our Credit Facility Agreement.

Summary of the Updated Five-Year Projections

For fiscal years ending April 30
(amounts in 000s)

	Actual			Fiscal Year Ending April 30, Projected(1)
	2011	2012	2013	2014	2015	2016	2017	2018
Total Revenue	$216,524	$253,768	$259,338	$260,000	$270,263	$279,078	$287,268	$295,778
% Growth		17.2%	2.2%	0.3%	3.9%	3.3%	2.9%	3.0%
Gross Profit Margin	$84,461	$99,368	$97,922	$105,550	$110,884	$114,414	$118,032	$122,179
Gross Margin %	39.0%	39.2%	37.8%	40.6%	41.0%	41.0%	41.1%	41.3%
Total Operating Expense	$79,574	$84,699	$85,255	$81,866	$84,402	$87,148	$89,164	$91,207
Operating Income(2)	$4,887	$14,669	$12,667	$23,684	$26,482	$27,266	$28,869	$30,973
Operating Income %	2.3%	5.8%	4.9%	9.1%	9.8%	9.8%	10.0%	10.5%
Adjustments(3)	$—	$—	$1,267	$—	$—	$—	$—	$—
Pro Forma Operating Income	$4,887	$14,669	$13,934	$23,684	$26,482	$27,266	$28,869	$30,973
% of Revenue	2.3%	5.8%	5.4%	9.1%	9.8%	9.8%	10.0%	10.5%
Adjusted EBITDA (as reported)(4)	$13,739	$24,362	$21,186	$32,104	$35,763	$36,647	$37,969	$40,173
% of Revenue	6.3%	9.6%	8.2%	12.3%	13.2%	13.1%	13.2%	13.6%
Adjustments(3)	$—	$—	$1,267	$—	$—	$—	$—	$—
Pro Forma Adjusted EBITDA(4)	$13,739	$24,362	$22,453	$32,104	$35,763	$36,647	$37,969	$40,173
% of Revenue	6.3%	9.6%	8.7%	12.3%	13.2%	13.1%	13.2%	13.6%
Unlevered Free Cash Flows(5)				$9,376	$11,409	$11,816	$12,735	$13,966

(1)	Financial projections for fiscal years 2014 through 2018 exclude non-recurring costs related to our evaluation of strategic alternatives, charges (primarily severance cost) associated with our initiatives to reduce our cost structure, both product costs and operating expenses, and costs incurred related to employee misconduct in our Brazil operations (which totaled approximately $1.2 million in FY 2013 and $700,000 in FY 2014), including professional fees to investigate the allegations, write off of unsupported assets, and severance costs.
(2)	Improvement in Operating Income and Operating Income% in the Projections compared to actual historical financial results (and correspondingly, improvement in Adjusted EBITDA and Pro Forma Operating Income and Pro Forma Adjusted EBITDA) is based on the achievement of previously announced cost savings initiatives. These cost savings initiatives, announced in June 2013, relate to product cost reduction initiatives as well as operating expense reductions, primarily personnel cost and changes in commission structure.
(3)	Adjustments to Operating Income and Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) to derive Pro Forma Operating Income and Pro Forma Adjusted EBITDA include amounts similar to the items described in footnote 1, including for fiscal years 2014 through 2018 stock-based compensation expense ranging from approximately $2.5 – $4.0 million per year and income taxes at an effective rate of approximately 40%.
(4)	We define Adjusted EBITDA as net income, determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding the effects of income taxes, depreciation, amortization of intangible assets, interest expense, and other non-cash charges, which includes such items as stock-based compensation expense, foreign currency gains or losses, and other non-cash allowable add backs pursuant to our Credit Facility Agreement.
(5)	Unlevered Free Cash Flows is defined as operating profit after tax, plus depreciation and amortization and certain other non-cash charges, less increases in net working capital and capital expenditures. FY 2014 figures represent amounts for the period from July 13, 2013 to April 30, 2014.

The following disclosure is to be added after the last sentence under the heading “The Merger — Interests of Certain Persons in the Merger — Agreements with Parent” on page 44 of the proxy statement.

Prior to execution of the Merger Agreement, AIP and its affiliates did not enter into, or negotiate the terms of, any employment arrangements with any members of Flow’s management. Following execution of the Merger Agreement, AIP (and its affiliates) and Mr. Brown have discussed key terms of Mr. Brown’s employment following the closing of the merger, but have not finalized an agreement as to the terms of his employment. With the exception of Mr. Brown, AIP and its affiliates have not negotiated the terms of any employment arrangement with members of Flow’s management. The obligations of Parent and Merger Sub to complete the merger are not conditioned upon entry into any such arrangements with members of our management team.

The following disclosure supplements and restates the third and fourth paragraphs under the heading “The Merger — Legal Proceedings Regarding the Merger” on page 54 of the proxy statement.

On November 19, 2013, an amended consolidated complaint was filed. The consolidated complaint alleges, among other things, that the Flow Board breached its fiduciary duties to shareholders by failing to take steps to maximize shareholder value or to engage in a fair sale process before approving the proposed acquisition of Flow by American Industrial Partners (“AIP”) through its affiliates, AIP Waterjet Holdings, Inc. and AIP/FIC Merger Sub, Inc. (collectively with AIP, “the AIP Entities”). Specifically, the consolidated complaint alleges that the consideration paid by the AIP Entities is grossly inadequate in light of Flow’s recent performance and prospects, that the process was designed to ensure that the AIP Entities had the only opportunity to acquire Flow because certain deal protection mechanisms precluded Flow from seeking out or listening to competing offers, and that the proxy statement filed by Flow with the SEC on November 15, 2013 omits certain purportedly material information. The lawsuit alleges that the Flow Board was aided and abetted in its breaches of fiduciary duty by Flow and the AIP Entities. The consolidated complaint names Flow, the members of the Flow Board, and the AIP Entities as defendants. The plaintiffs in the consolidated action seek relief that includes, among other things, an injunction prohibiting the consummation of the merger, rescission to the extent the merger terms have already been implemented, unspecified damages, and the payment of plaintiffs’ attorneys’ fees and costs.

On November 26, 2013, the Court entered a stipulated order dismissing without prejudice the AIP Entities from the consolidated action. That same day, the Court entered a stipulated scheduling order setting a hearing date of December 13, 2013 for any motion for preliminary injunction. On December 6, 2013, plaintiffs in the consolidated action informed the Court and Defendants that they were not going to file a motion to enjoin the Flow shareholder vote on the proposed acquisition.

On November 22, 2103, a Flow shareholder filed a lawsuit solely on behalf of himself (not on behalf of a purported class) in the United States District Court for the Western District of Washington. The complaint asserts allegations similar to those alleged in the consolidated class action pending in King County Superior Court. The complaint also alleges that the Flow Board violated Section 14(a) of the Exchange Act, 15 U.S.C. §78n(a), and SEC Rule 14a-9 promulgated thereunder, because Flow’s proxy statement purportedly contains materially false or misleading statements, or omits materials facts necessary to make statements therein not false or misleading. The complaint seeks relief that includes an injunction prohibiting the consummation of the proposed merger and payment of attorneys’ fees and costs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this communication constitute contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties as to the satisfaction of closing conditions to the proposed merger, including timing and receipt of regulatory approvals, timing and receipt of approval by the shareholders, the respective parties’ performance of their obligations under the Merger Agreement relating to the proposed merger, and other factors affecting the execution of the transaction, as well as the risks detailed in the proxy statement. There can be no assurance that the proposed merger will occur as currently contemplated, or at all, or that the expected benefits from the transaction will be realized on the timetable currently contemplated, or at all.

Consequently, all of the forward-looking statements we make in this communication are qualified by the information contained or incorporated by reference herein, including, but not limited to (i) the information contained under this heading and (ii) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on

Forms 10-K and 10-Q (see “Where You Can Find More Information” beginning on page 78). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Flow shareholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the proposed merger, Flow filed the proxy statement with the SEC and mailed the proxy statement to shareholders on or about November 20, 2013. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION, INVESTORS AND SHAREHOLDERS OF FLOW ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. This supplement, the proxy statement and other relevant materials (when they become available), and any other documents filed by Flow with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, from Flow by directing a request to Flow’s Investor Relations Department at (253) 813-3286, email address investors@flowcorp.com or through the Flow website at www.flowwaterjet.com/en/investors.aspx, from Alliance Advisors LLC, our proxy solicitation agent, by calling (855) 601-2248 (toll-free).